Exhibit 99.1

NEWS RELEASE

Contacts:
Bobbi J. Roberts Vice President, Investor Relations Saxon Capital, Inc. 804.967.7879 InvestorRelations@saxonmtg.com

Release Date: October 28, 2004 at 7:00 pm Eastern Time

Saxon Capital, Inc. Reports Third Quarter 2004 Operating Results

Reports Diluted EPS of $1.14; Owned Portfolio Growth of 6% from Second Quarter 2004

GLEN ALLEN, VA. (October 28, 2004) – Saxon Capital, Inc. (“Saxon”) (NASDAQ: SAXN), a residential mortgage lending and servicing company, today announced third quarter 2004 net income of $38.3 million or $1.14 per share diluted, as compared to $16.6 million or $0.55 per share diluted for third quarter 2003, and $17.4 million or $0.56 per share diluted for second quarter 2004. In the third quarter 2004, Saxon recorded a net tax benefit of $19.0 million that accounts significantly for the increase in net income from the previous quarter.

Quarter Highlights

  Mortgage loan production for third quarter 2004 increased by 42% compared to third quarter 2003 and 6% compared to second quarter 2004.
  Net mortgage loan portfolio (“owned portfolio”) increased 22% to $5.6 billion at September 30, 2004 from $4.6 billion at September 30, 2003, and 6% from $5.3 billion at June 30, 2004. The third quarter 2004 owned portfolio growth is a result of $999.6 million in loan production, net of $639.3 million of portfolio liquidations and principal payments.
  Servicing rights for approximately $5.1 billion of mortgage loans were purchased during third quarter 2004.
  On September 24, 2004, Saxon completed its conversion to a real estate investment trust (REIT).

Financial Performance

For third quarter 2004, Saxon’s net interest income was $61.7 million, as compared to $54.3 million for third quarter 2003 and $63.0 million for second quarter 2004. For third quarter 2004, Saxon’s net interest margin was 4.6%, as compared to 4.9% for third quarter 2003 and 5.1% for second quarter 2004. The decrease in net interest margin before provision is attributable to Saxon’s shift in credit mix to loans with lower weighted average coupons, prepayment of higher coupon loans, and higher short term borrowing costs. Saxon’s net interest margin after provision for mortgage loan losses was 3.5% for the third quarter 2004, as compared to 4.2% for third quarter 2003, and 4.2% for second quarter 2004. The decrease in net interest margin after provision was impacted primarily by higher provision for loan loss, which was caused by higher delinquencies and charge-offs.

Gross servicing revenue for the third party portfolio was $15.6 million for the third quarter 2004, compared to $9.4 million for the third quarter 2003 and $12.3 million for the second quarter 2004. This represents a 66% increase in gross servicing revenue compared to third quarter 2003, and a 27% increase compared to second quarter 2004. Saxon recorded a $2.1 million mortgage servicing rights impairment primarily related to the pools of mortgage servicing rights retained from the 2001 divestiture from Dominion Capital, Inc.

Total net revenues for third quarter 2004 were $55.6 million, as compared to $54.7 million for third quarter 2003 and $60.1 million for second quarter 2004.

Operating expenses, which include general and administrative expenses and depreciation, were $36.3 million for third quarter 2004, as compared to $27.3 million for third quarter 2003 and $33.7 million for second quarter 2004. Payroll and related expenses increased due to $3.5 million in non-capitalized REIT expenses. In addition, payroll and related expenses and general and administrative expenses had a combined increase in servicing expenses of $1.4 million due primarily to increased staffing for expected third and fourth quarter 2004 servicing portfolio growth. Cost to service decreased to 20 basis points for third quarter 2004, from 26 basis points for third quarter 2003 and 22 basis points for second quarter 2004. Production costs remained constant from second quarter 2004 to third quarter 2004.

Liquidity

At September 30, 2004, Saxon had $1.8 billion in committed facilities (consisting of $1.6 billion of warehouse and repurchase facilities and $0.2 billion of servicing advance facilities) and $333.0 million in short-term liquidity, as compared to $1.5 billion in committed facilities and $137.1 million in short-term liquidity at September 30, 2003. $230.1 million of short-term liquidity comes from the proceeds of the common stock offering in connection with the REIT conversion. The Company refers the reader to the calculation of short-term liquidity in exhibit A.

During the quarter, Saxon priced and closed a $1.2 billion asset-backed securitization, Saxon Asset Securities Trust 2004-2.

Portfolio Performance

At September 30, 2004, Saxon’s owned portfolio totaled $5.6 billion, an increase of 22% from September 30, 2003 and an increase of 6% from June 30, 2004. The third quarter 2004 owned portfolio growth is a result of $999.6 million in loan production, net of $639.3 million of portfolio liquidations and principal payments. Seriously delinquent (60+ days past due) loans were 6.6% of owned portfolio at September 30, 2004, compared to 7.5% at September 30, 2003 and 6.5% at June 30, 2004. The allowance for loan losses increased to $36.3 million at September 30, 2004 from $34.0 million at June 30, 2004. Provision for mortgage loan losses was $14.7 million for third quarter 2004, as compared to $8.5 million for third quarter 2003 and $10.2 million for second quarter 2004. Saxon’s loan loss provision was impacted by a $62.1 million increase in total delinquent loans from second quarter 2004 to third quarter 2004. In addition, charge-offs increased by $2.4 million from second quarter 2004 to third quarter 2004.

Loan Production

Total mortgage loan production, including $50.5 million in called loans, was $999.6 million for the third quarter 2004, an increase of 42% compared to third quarter 2003 and an increase of 6% compared to second quarter 2004. Total cost to produce for third quarter 2004 decreased to 2.76% from 3.18% for third quarter 2003, and increased from 2.69% for second quarter 2004.

Saxon’s retail mortgage loan production was $247.5 million during third quarter 2004, an increase of 34% compared to third quarter 2003, and a decrease of 6% compared to second quarter 2004. At September 30, 2004 there were 25 retail branches, compared to 27 at September 30, 2003.

Saxon’s wholesale mortgage loan production was $394.9 million during third quarter 2004, an increase of 33% compared to third quarter 2003, and a decrease of 7% compared to second quarter 2004.

Saxon’s correspondent flow mortgage loan production was $267.1 million during third quarter 2004, an increase of 44% compared to third quarter 2003, and an increase of 28% compared to second quarter 2004. Correspondent bulk mortgage loan production was $39.7 million during third quarter 2004, an increase of 6% compared to third quarter 2003 and a decrease of 13% compared to second quarter 2004.

Loan Servicing

At September 30, 2004, Saxon’s third party portfolio was $10.5 billion, an increase of 148% compared to third quarter 2003, and an increase of 71% compared to second quarter 2004, primarily resulting from the purchase of third party servicing rights during the quarter.

Saxon purchased third party servicing rights to approximately $5.1 billion of mortgage loans during the third quarter 2004. Saxon paid an average of 73 basis points for the servicing rights, which have annual servicing fees of approximately 50 basis points. As of September 30, 2004, the fair value of the mortgage servicing rights in total was measured at $112.4 million as compared to $74.9 million carrying value on the balance sheet. Saxon expects to purchase additional third party servicing rights during the fourth quarter 2004.

Recent Developments

On October 6, 2004, Saxon priced a $900 million asset backed securitization, Saxon Asset Securities Trust 2004-3, which closed on October 27, 2004.

REIT Discussion

On September 24, 2004, Saxon completed its conversion to a REIT. Holders of Saxon Capital, Inc. stock at the time of the conversion received one share of Saxon stock, as well as merger consideration of $4.00 per share, or $131.4 million in the aggregate. In connection with the transaction, 17.0 million shares of Saxon common stock were issued at $22.75 per share, raising $386.8 million in gross proceeds.

As a result of the REIT conversion, Saxon recorded a net tax benefit of $19.0 million pursuant to generally accepted accounting principles (“GAAP”). This benefit represents the elimination of net current and deferred tax liabilities. A significant amount of the current and deferred tax liabilities resulted from income earned in the Company’s qualified REIT subsidiary during 2004, which is now not subject to a corporate tax. The Company is awaiting final taxable income calculations on the REMIC securitizations issued from third quarter 2001 through fourth quarter 2003. After completion of the determination of its taxable income, Saxon expects to declare a special dividend in the fourth quarter 2004 associated with a portion of the earnings from January 1, 2004 through September 24, 2004 of its qualified REIT subsidiary.

As a REIT, Saxon is now required to distribute at least 90% of its annual taxable income to shareholders. Federal tax laws calculate REIT taxable income in a manner that, in certain respects, differs from the calculation of consolidated net income pursuant to GAAP. For example, items such as loan origination expenses, loan losses, and equity-based compensation expenses may cause differences to arise between tax and GAAP income. In addition, taxable REIT income will exclude the income of the REIT’s taxable REIT subsidiaries unless a taxable REIT subsidiary distributes income to the REIT as a dividend. Saxon expects to provide commentary on and a reconciliation of its taxable REIT income as compared to its consolidated net income per GAAP as appropriate in quarterly earnings releases going forward.

Conference Call

Saxon will host a conference call for analysts and investors at 11 a.m. Eastern Time on Friday, October 29, 2004. For a live Internet broadcast of this conference call, please visit Saxon’s investor relations website at www.saxoncapitalinc.com. To participate in the call please contact Ms. Bobbi Roberts at 804.967.7879 or Ms. Katie Soule at 804.967.5809, or email at InvestorRelations@saxonmtg.com. A replay will be available shortly after the call and will remain available until 11:59 p.m. Eastern Time, November 5, 2004. The replay will be available on Saxon’s website or at (800) 475.6701 using the ID number 749586.

About Saxon

Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages, and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of approximately 4,000 brokers, 350 correspondents, and 25 retail branches. As of September 30, 2004, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $16.1 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting our future, plans and strategies, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect our future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from our plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of October 28, 2004. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Saxon Capital, Inc.
Consolidated Balance Sheets
 (Dollars in thousands, except for share data)
(unaudited)

	September 30, 2004	December 31, 2003

Assets
Cash	$226,807	$5,245
Accrued interest receivable	56,767	54,080
Trustee receivable	99,604	74,614
Mortgage loan portfolio	5,647,267	4,723,416
Allowance for loan losses	(36,316)	(43,369)

Net mortgage loan portfolio	5,610,951	4,680,047
Restricted cash	1,055	1,257
Servicing related advances	111,420	98,588
Mortgage servicing rights, net	74,935	41,255
Real estate owned	26,397	23,787
Deferred tax asset	9,007	—
Other assets	103,853	79,959

Total assets	$6,320,796	$5,058,832

Liabilities and shareholders' equity
Liabilities:
Accrued interest payable	$9,116	$8,602
Warehouse financing	640,780	427,969
Securitization financing	4,953,237	4,237,375
Note payable	—	25,000
Deferred tax liability	—	907
Other liabilities	17,098	13,933

Total liabilities	5,620,231	4,713,786

Shareholders' equity
Common stock, $0.01 par value per share, 100,000,000 shares
authorized; shares issued and outstanding: 49,843,921 as of
September 30, 2004 and 28,661,757 as of December 31, 2003	498	287
Additional paid-in capital	626,690	264,030
Other comprehensive loss, net of tax of $(5,268) and $(3,500)	(8,274)	(5,497)
Dividends declared	(80,000)	—
Retained earnings	161,651	86,226

Total shareholders' equity	700,565	345,046

Total liabilities and shareholders' equity	$6,320,796	$5,058,832

Saxon Capital, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except for share data)
(unaudited)

	Quarter Ended September 30, 2004	Quarter Ended June 30, 2004	Quarter Ended March 31, 2004	Quarter Ended December 31, 2003	Quarter Ended September 30, 2003

Revenues:
Interest income	$99,657	$99,051	$90,999	$88,743	$85,489
Interest expense	(37,933)	(36,045)	(33,167)	(34,506)	(31,143)

Net interest income	61,724	63,006	57,832	54,237	54,346
Provision for mortgage loan losses	(14,730)	(10,160)	(3,878)	(6,219)	(8,517)

Net interest income after provision for mortgage loan losses	46,994	52,846	53,954	48,018	45,829
Servicing income, net of amortization and impairment	8,371	6,931	4,892	8,358	7,994
Gain on sale of mortgage assets	220	308	2,551	1,558	924

Total net revenues	$55,585	$60,085	$61,397	$57,934	$54,747
Expenses:
Payroll and related expenses	19,662	17,554	15,644	12,752	14,839
General and administrative expenses	14,311	13,367	12,758	15,036	11,368
Other expenses	2,371	2,823	2,637	1,980	1,053

Total expenses	36,344	33,744	31,039	29,768	27,260
Income before taxes	19,241	26,341	30,358	28,166	27,487
Income tax (benefit) expense	(19,044)	8,893	10,666	7,964	10,868

Net income	$38,285	$17,448	$19,692	$20,202	$16,619
Basic earnings per share	$1.21	$0.61	$0.69	$0.71	$0.58

Diluted earnings per share	$1.14	$0.56	$0.63	$0.66	$0.55

Saxon Capital, Inc.
Supplemental Data
Quarter Ended
The following supplemental data is considered to be either relevant GAAP information or operational data other than as disclosed.

	Qtr 9/30/2004	Qtr 6/30/2004	Qtr 3/31/2004	Qtr 12/31/2003	Qtr 9/30/2003

Production Statistics
Volume
Wholesale	$394,891	$425,415	$301,206	$320,429	$296,959
Retail	247,474	264,619	197,511	172,204	184,474
Correspondent flow	267,086	208,320	111,006	172,033	185,406
Correspondent bulk	39,660	45,601	32,720	18,636	37,387
Called loans (1)	50,476	—	136,291	—	—
Net Cost to Produce (2)
Wholesale	2.67%	2.62%	3.28%	3.09%	2.81%
Retail	2.62%	2.28%	3.58%	4.47%	3.34%
Correspondent flow	2.95%	3.03%	3.78%	3.35%	3.22%
Correspondent bulk	3.28%	4.03%	5.00%	5.79%	5.17%
Total Production	2.76%	2.69%	3.54%	3.57%	3.18%
Cost to service	0.20%	0.22%	0.26%	0.26%	0.26%
Credit Quality(3)
Average loan-to-value	80.3%	80.2%	80.1%	79.6%	79.2%
Credit score	622	627	618	621	623
Fixed weighted average coupon	8.2%	7.2%	8.2%	8.1%	7.8%
ARM weighted average coupon	7.0%	6.9%	7.2%	7.5%	7.5%
Portfolio Statistics
Owned portfolio weighted average credit score	617	614	611	610	607
Owned portfolio principal balance(at period end)	$5,575,386	$5,215,050	$4,918,253	$4,665,770	$4,529,008
Owned portfolio seriously delinquent (4)	6.6%	6.5%	7.0%	7.7%	7.5%
Non-GAAP owned net losses on liquidated loans
- quarter ended trust basis (5)(6)	10,862	11,007	10,381	7,629	7,609
GAAP owned net losses on liquidated loans -
quarter ended(6)	11,908	9,497	13,350	9,172	7,431
Total serviced portfolio principal balance (at period end)	16,098,212	11,364,002	10,127,216	9,899,523	8,778,290
Total serviced portfolio seriously delinquent (4)	5.8%	7.2%	7.9%	8.9%	10.1%
Total serviced net losses on liquidated loans -
quarter ended trust basis (5)	22,060	29,396	26,982	25,310	26,655
Key Ratios
Average earning assets (7)	$5,317,509	$4,986,364	$4,726,335	$4,623,280	$4,395,113
Average assets (8)	5,984,834	5,698,349	5,403,329	5,100,500	4,917,499
Average equity (8)	545,933	375,976	352,849	334,823	313,025
Return on average assets (ROA) (9)	2.6%	1.2%	1.5%	1.6%	1.4%
Return on average equity (ROE) (9)	28.1%	18.6%	22.3%	24.1%	21.2%
Average equity/average assets	9.1%	6.6%	6.5%	6.6%	6.4%
Interest income/average earning assets (9)(10)	7.5%	8.0%	7.7%	7.7%	7.8%
Interest expense/average earning assets (9)	2.9%	2.9%	2.8%	3.0%	2.8%
Net interest income/average earning assets (9)(10)	4.6%	5.1%	4.9%	4.7%	4.9%
Net interest margin after provision for mortgage
loans losses (9)(10)	3.5%	4.2%	4.6%	4.2%	4.2%
Operating expenses/servicing portfolio (9)	0.9%	1.2%	1.2%	1.2%	1.2%
Operating expenses/average assets (9)	2.4%	2.4%	2.3%	2.3%	2.2%
Efficiency ratio(11)	65.4%	56.2%	50.6%	51.4%	49.8%
Non-GAAP adjusted efficiency ratio (12)	46.8%	44.5%	49.5%	47.6%	43.7%
Common Stock Data
Basic earnings per share	$1.21	$0.61	$0.69	$0.71	$0.58
Diluted earnings per share	$1.14	$0.56	$0.63	$0.66	$0.55
Shares used to compute basic EPS	31,525	28,703	28,671	28,639	28,600
Shares used to compute diluted EPS	33,565	31,196	31,407	30,701	30,312
Shares outstanding (period end)	49,844	28,731	28,691	28,662	28,617
Common Stock Price (13)
High	$29.15	$28.97	$30.75	$22.15	$18.65
Low	$20.85	$21.60	$26.82	$17.15	$15.30
Period End	$21.50	$22.83	$28.40	$20.95	$17.14
Book value per share (period end)	$14.06	$13.62	$12.57	$12.04	$11.34

(1)	Called loans are mortgages purchased from the SAST 98-1, 98-2, 98-3 and 98-4 securitizations pursuant to the clean-up call provision of the trust.
(2)	Net cost to produce is defined as general and administrative costs and premium paid, net of fees collected, divided by loan production. See net cost to produce calculation in Exhibit A.
(3)	Credit quality statistics for quarters ended September 30, 2004, and March 31, 2004 includes called loan statistics. In addition, all quarters presented include second mortgages originated and sold.
(4)	Seriously delinquent is defined as 60 plus days past due.
(5)	2004 net losses exclude $7.9 million relating to sale of delinquent called loans purchased at a discount and certain recoveries.
(6)	GAAP requires losses to be recognized immediately upon the loan transferring to real estate owned. The trust does not recognize a loss on real estate owned property until it is sold, which causes a timing difference between GAAP and trust losses. In addition, trust losses exclude losses resulting from a delinquent loan sale. Exhibit A provides a reconcilation of GAAP to trust losses.
(7)	Average earning assets is a daily average balance of loans in warehouse and securitized portfolio.
(8)	Average assets is calculated by adding current quarter and previous quarter total assets, then dividing by 2. Average equity is calculated by adding current quarter and previous quarter total shareholders' equity, then dividing by 2.
(9)	Ratios are annualized.
(10)	Previously, the Company reported prepayment penalty income as a component of net servicing income. The Company has reclassified prepayment penalty income to interest income for all periods presented.
(11)	Efficiency ratio is calculated as total expenses divided by net revenues.
(12)	Non-GAAP adjusted efficiency ratio is calculated as total expenses divided by net revenues, excluding provision for mortgage loan losses and gain on sale of mortgage assets. Total expenses for third quarter 2004 excludes the REIT expense of $3.5 million. Total expenses for second quarter 2004 excludes the severance expense of $2.6 million.
(13)	Represents actual stock prices during quarter. A $4.00 per share merger consideration was paid during the third quarter 2004.

Saxon Capital, Inc.
Exhibit A

Reconciliation between GAAP and Trust Losses	Qtr 9/30/2004	Qtr 6/30/2004	Qtr 3/31/2004	Qtr 12/31/2003	Qtr 9/30/2003

Losses trust basis	$10,862,011	$11,007,444	$10,381,098	$7,634,886	$7,608,921
Loan transfers to real estate owned	10,420,423	8,535,846	10,962,530	7,807,217	6,674,255
Realized losses on real estate owned	(9,138,547)	(8,153,321)	(9,013,402)	(6,189,620)	(6,403,097)
Timing differences between liquidation and claims
processing	(496,701)	(1,157,682)	294,238	(45,201)	248,598
Loss from delinquent loans sale applied to reserve	—	—	359,138	249,714	—
Basis adjustments applied against loss	—	—	—	(20,223)	(24,203)
Interest not advanced on warehouse	(78,060)	(59,539)	(43,022)	(39,665)	(123,985)
Other	338,939	(675,503)	409,460	(226,144)	(549,265)

GAAP losses	$11,908,065	$9,497,246	$13,350,040	$9,170,964	$7,431,224

Net Cost to Produce (1)
Management believes net cost to produce is beneficial to investors because it provides a measurement of efficiency in the origination process. The following table demonstrates our calculation of Net Cost to Produce. There is no directly comparable GAAP financial measure to "Net Cost to Produce", the components of which are calculated in accordance with GAAP.

Payroll & related expenses and general
& administrative expenses
Wholesale G&A	$7,994,304	$8,526,455	$7,513,707	$7,879,359	$6,852,350
Retail G&A	12,745,208	12,546,033	11,936,672	11,431,898	10,483,220
Correspondent flow G&A	1,924,784	1,779,065	1,504,352	1,605,679	1,499,652
Correspondent bulk G&A	321,118	375,855	368,931	456,309	476,321
Other G&A (2)	19,071,134	17,045,293	14,237,801	14,886,148	13,216,517
Capitalized expenses(2)	(8,084,435)	(9,352,329)	(7,159,005)	(8,471,289)	(6,320,530)

Total payroll & related expenses and general
&administrative expenses	$33,972,113	$30,920,372	$28,402,458	$27,788,104	$26,207,530
Fees Collected (3)
Wholesale fees collected	$1,240,165	$1,337,206	$974,911	$1,019,571	$992,777
Retail fees collected	6,259,238	6,509,525	4,870,595	3,734,747	4,327,270
Correspondent flow fees collected	267,776	211,625	125,125	193,400	198,150

Total fees collected	$7,767,179	$8,058,356	$5,970,631	$4,947,718	$5,518,197
Premium Paid (3)
Wholesale premium	$3,793,064	$3,970,853	$3,329,981	$3,030,113	$2,491,563
Correspondent flow premium	6,222,001	4,743,717	2,822,250	4,346,282	4,660,336
Correspondent bulk premium	978,411	1,464,127	1,267,229	622,914	1,457,773

Total premium	$10,993,476	$10,178,697	$7,419,460	$7,999,309	$8,609,672
Net Cost to Produce - dollars
Wholesale	$10,547,203	$11,160,102	$9,868,777	$9,889,901	$8,351,136
Retail	6,485,970	6,036,508	7,066,077	7,697,151	6,155,950
Correspondent flow	7,879,009	6,311,157	4,201,477	5,758,561	5,961,838
Correspondent bulk	1,299,529	1,839,982	1,636,160	1,079,223	1,934,094

Total	$26,211,711	$25,347,749	$22,772,491	$24,424,836	$22,403,018
Volume
Wholesale	$394,891,184	$425,415,460	$301,205,855	$320,429,456	$296,958,743
Retail	247,473,919	264,619,339	197,510,549	172,203,642	184,474,389
Correspondent flow	267,086,209	208,319,875	111,006,111	172,032,693	185,406,395
Correspondent bulk	39,660,218	45,600,653	32,719,745	18,636,492	37,387,371

	$949,111,530	$943,955,327	$642,442,260	$683,302,283	$704,226,898
Net Cost to Produce - basis points
Wholesale	2.67%	2.62%	3.28%	3.09%	2.81%
Retail	2.62%	2.28%	3.58%	4.47%	3.34%
Correspondent flow	2.95%	3.03%	3.78%	3.35%	3.22%
Correspondent bulk	3.28%	4.03%	5.00%	5.79%	5.17%

Total	2.76%	2.69%	3.54%	3.57%	3.18%

(1)	Net cost to produce is calculated by adding premium and G&A expenses, netting fees collected dividing by volume.
(2)	Other expenses include servicing cost and corporate related expenditures. Capitalized expenses are origination expenses that are capitalized per FAS 91.
(3)	Fees collected and premium are capitalized and held on balance sheet as components of the net mortgage loan portfolio.

Working Capital Reconciliation
Management believes our definition of working capital provides a better indication of how much liquidity we have available to conduct business at the time of the calculation. This following table provides a reconciliation between our working capital calculation and the common definition of working capital.

	September 30, 2004		September 30, 2003
	Saxon Defined Working Capital	Commonly Defined Working Capital	Saxon Defined Working Capital	Commonly Defined Working Capital
	($ in thousands)
Unrestricted cash	$226,807	$226,807	$6,460	$6,460
Borrowing availability	52,924	—	17,173	—
Trustee receivable	—	99,604	—	76,739
Accrued interest receivable	—	56,767	—	51,410
Accrued interest payable	—	(9,116)	—	(9,713)
Unsecuritized mortgage loans - payments less than one year	241,715	549,081	142,637	142,637
Warehouse financing facility - payments less than one year	(188,420)	(492,584)	(29,200)	(29,200)
Bonds - repurchase agreement - payments less than one year	—	—	—	—
Servicing advances	—	111,420	—	95,697
Financed advances - payments less than one year	—	(32,999)	—	(35,149)
Securitized loans - payments less than one year	—	1,585,145	—	1,694,363
Securitized debt - payments less than one year	—	(1,566,656)	—	(1,688,029)

Total	$333,026	$527,469	$137,070	$305,215

It is common business practice to define working capital as current assets less current liabilities. We do not have a classified balance sheet and therefore calculate our working capital using our own internally defined formula, which is generally calculated as unrestricted cash and investments as well as unencumbered mortgage loans and servicing advances that can be pledged against existing committed facilities and converted to cash in five days or less.